Exhibit 99.1

Contact

Investor and Media Relations

Susan W. Specht, MBA Director, Corporate Communications (206) 442-6592	Michael Fitzpatrick Associate Director, Corporate Communications (206) 442-6702

FOR IMMEDIATE RELEASE

ZymoGenetics Reports Second Quarter 2008 Financial Results

- RECOTHROM® 20,000-IU vial and spray kit approved by FDA -

- $100 million funding commitment secured from Deerfield Management -

Seattle, August 5, 2008 — ZymoGenetics, Inc. (NASDAQ: ZGEN) today reported its financial results for the second quarter ended June 30, 2008. The company reported a net loss for the quarter of $37.4 million, or $0.54 per share, compared to a net loss of $37.3 million, or $0.55 per share, in the prior year quarter.

“With FDA approval of the RECOTHROM® 20,000-IU vial and the spray kit co-packaged with this larger vial, we now have a full line of product presentations available for sale. This, together with contracts now in place with several large group purchasing organizations, should help to accelerate market conversion in the second half of the year,” said Bruce L.A. Carter, Ph.D., chief executive officer of ZymoGenetics. “Further, we have increased our financial strength through the $100 million funding commitment from Deerfield Management.”

ZymoGenetics reported significantly higher revenues for the second quarter of 2008 compared to the prior year quarter, primarily due to increased collaboration revenues and product sales of RECOTHROM. Overall, revenues were $12.6 million in the second quarter of 2008, compared to $4.2 million in the prior year quarter. The $8.3 million increase resulted from revenues related to the RECOTHROM collaboration with Bayer Healthcare, milestone payments related to rFactor XIII, continuing sales of the 5,000-IU vials of RECOTHROM (which was approved by the FDA in January 2008), and initial wholesaler stocking of the 20,000-IU vials and spray kits of RECOTHROM (which were approved by the FDA in May 2008). Net sales of RECOTHROM totaled $1.4 million in the second quarter.

Costs of product sales included only the costs of packaging and distributing RECOTHROM that were incurred subsequent to the initial FDA approval in January 2008. All other costs of manufacturing RECOTHROM were incurred prior to the initial FDA approval and were expensed to research and development.

Research and development expenses were $33.1 million in the second quarter of 2008, compared to $32.0 million in the prior year quarter. The increase was primarily due to incremental clinical development costs associated with atacicept. This increase was partially offset by reduced contract manufacturing expenses, as all RECOTHROM manufacturing costs are now recorded as inventory and expensed as costs of product sales when product is sold, and by reduced salary and benefit costs resulting from the company’s February 2008 restructuring.

Selling, general and administrative expenses were $16.0 million in the second quarter of 2008, a $5.8 million increase from the prior year quarter. The increase was largely related to the deployment of the RECOTHROM sales force in the second half of 2007 and marketing costs related to the U.S. launch of RECOTHROM.

Net other expense in the second quarter of 2008 was $753,000 compared to $672,000 of net other income in the second quarter of 2007. The decrease reflects lower investment income, which resulted from lower cash balances to invest and decreased interest rates.

The company ended the quarter with $116.9 million of cash, cash equivalents and short-term investments. In addition to these funds, the company received a $100 million loan commitment in June from Deerfield Management, a leading healthcare investment organization and a significant ZymoGenetics shareholder. The funds generally can be drawn in $25 million installments at any time until January 2010 at ZymoGenetics’ discretion and will be repayable five years from the date of the funding arrangement.

Business Highlights

During the second quarter and to date in the third quarter, ZymoGenetics’ product development and commercialization programs continued to advance, including the following highlights:

RECOTHROM

•

Received FDA approval for, and began shipments of, RECOTHROM® Thrombin, topical (Recombinant) 20,000 international unit (IU) vial and co-packaging of the 20,000-IU vial with ZymoGenetics’ Spray Applicator Kit.

•	Executed contracts with four of six key group purchasing organizations, the federal government and other hospital networks.

•

Presented data from the Phase 2 spray application clinical trial in burn patients, showing that topical application of RECOTHROM using a pump spray device demonstrated a similar safety profile and rate of antibody formation to that observed in the RECOTHROM Phase 3 clinical trial.

Atacicept

•	ZymoGenetics and Merck Serono began patient treatment in the Phase 2/3 general systemic lupus erythematosus clinical trial.

•	ZymoGenetics and Merck Serono initiated Phase 2 clinical trials evaluating the safety and efficacy of atacicept in patients with relapsing multiple sclerosis and in patients with optic neuritis.

IL-21

•	Completed patient enrollment in a Phase 2 study in combination with Nexavar® (sorafenib) tablets in renal cell carcinoma patients.

PEG-Interferon lambda

•

Completed enrollment of the second patient cohort and began enrollment of the third cohort in a Phase 1b study evaluating safety, tolerability and antiviral activity in chronic genotype-1 hepatitis C patients who have relapsed after prior therapy.

Conference Call and Webcast Information

ZymoGenetics Q2 2008 Financial Results Conference Call will be held on August 5, 2008 at 4:30 p.m. Eastern Time and may be accessed at www.zymogenetics.com or by dialing 877-407-0778 (International: 201-689-8565). Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. A live webcast of the presentation can be accessed by going to: www.zymogenetics.com. The webcast will be archived for 60 days.

For replay, please visit www.zymogenetics.com or use the following information:

•	U.S. callers: 877-660-6853

•	International callers: 201-612-7415

Replay passcode account #: 286

Conference ID #: 290450

About ZymoGenetics

ZymoGenetics discovers and develops novel protein therapeutics that are based on the company’s research and biological insights into key disease pathways. The Company developed and markets RECOTHROM® Thrombin, topical (Recombinant), which is the first recombinant, plasma-free thrombin. Other product candidates span a wide array of clinical opportunities that include cancer, autoimmune and viral diseases. ZymoGenetics intends to commercialize product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven product sales and marketing capabilities, manufacturing and commercialization capabilities, product safety, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K for the year ended December 31, 2007. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

ZYMOGENETICS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Product sales, net	$1,384	$—	$2,370	$—
Royalties	1,700	1,751	3,234	3,702
Collaborations and licenses	9,498	2,486	20,490	5,718

Total revenues	12,582	4,237	26,094	9,420
Costs and expenses:
Costs of product sales	194	—	300	—
Research and development	33,060	32,043	72,308	61,811
Selling, general and administrative	15,955	10,121	30,582	19,816

Total costs and expenses	49,209	42,164	103,190	81,627

Loss from operations	(36,627)	(37,927)	(77,096)	(72,207)
Other income (expense), net	(753)	672	(1,180)	1,644

Net loss	$(37,380)	$(37,255)	$(78,276)	$(70,563)

Basic and diluted net loss per share	$(0.54)	$(0.55)	$(1.14)	$(1.04)

Weighted-average number of shares used in computing net loss per share	68,705	68,140	68,613	67,930

BALANCE SHEETS

(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)
Cash, cash equivalents and short-term investments	$116,886	$170,941
Inventory	15,682	—
Other current assets	23,132	11,841
Property and equipment, net	65,366	70,701
Deferred financing costs	7,326	—
Other assets	8,253	9,598

Total assets	$236,645	$263,081

Current liabilities	$69,711	$63,960
Lease obligations	67,492	67,044
Other non-current liabilities	47,074	17,247
Shareholders’ equity	52,368	114,830

Total liabilities and shareholders’ equity	$236,645	$263,081

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